EXHIBIT 8.1
List of Subsidiaries
(As of the date of this annual report)
Subsidiaries

Place of Incorporation
1.	Global Ring Limited	Hong Kong
2.	Well Profit Creation Limited	Hong Kong
3.	Bright Sound Limited	British Virgin Islands
4.	Win Bright Creation Limited	Hong Kong
5.	Noah Education Development (Chengdu) Co., Ltd.	PRC
6.	Chengdu Shidai Noah Education Software Co., Ltd.	PRC
7.	Chengdu Shidai Noah Information Technology Co., Ltd.	PRC
8.	Chengdu Zhiyuan Noah Education Technology Co., Ltd.	PRC
9.	Chengdu Innovative Noah Electronic Co., Ltd.	PRC
10.	Innovative Noah Electronic (Shenzhen) Co., Ltd.	PRC
11.	Noah Education Technology (Shenzhen) Co., Ltd.	PRC
12.	Shenzhen New Noah Education Investment Development Co., Ltd.	PRC
13.	Beijing Noah Zhi Yuan Education Consulting Co., Ltd.	PRC
14.	New Noah Technology (Shenzhen) Co., Ltd.	PRC
15.	Shenzhen Wentai Education Industry Development Co., Ltd.	PRC
16.	Bright Sound Electronic Technology (Shenzhen) Co., Ltd.	PRC
17.	Changsha Little New Star Animation Digital Technology Co., Ltd.	PRC
18.	Changsha High-Tech Development Zone Xingya Electronic Technology Co., Ltd.	PRC
19.	Changsha Little New Star Stationery Development Co., Ltd.	PRC
Consolidated Affiliated Entities:

Place of Incorporation
1.	Shenzhen Zhi Yuan Noah Internet Co., Ltd.	PRC
2.	Changsha Leisen Education Software Co., Ltd.	PRC
3.	Shenzhen Wentai Investment Co., Ltd.	PRC
4.	Guangzhou Zhongda Foundation Education Investment Co., Ltd.	PRC